Exhibit 99.2

EVERTEC ANNOUNCES MANAGEMENT CHANGES
Diego Viglianco Named Chief Operating Officer
Philip Steurer Named Chief Strategy Officer

SAN JUAN, PUERTO RICO - April 29, 2021 - EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced management changes, including the addition of Diego Viglianco as Chief Operating Officer and naming Philip Steurer, formerly Evertec Chief Operating Officer, as Chief Strategy Officer.

Mac Schuessler, President and Chief Executive Officer stated, “I am pleased to add Diego to the Evertec team and also appoint Phil as our Chief Strategy Officer as we continue to focus on our strategic vision and growth plans for the Company. Phil has been with Evertec since 2012 and his knowledge of the payments industry, as well as our business, will help us drive alignment of product strategy, customer excellence and market opportunity. Diego’s experience in Latin American payments combined with his technical expertise will further strengthen our leadership team as we shape the future of Evertec."

Diego Viglianco most recently served as the CEO of Interbanking, S.A, a digital financial ACH/Real Time payments company headquartered in Argentina. Previously, Viglianco has held senior management positions with Prisma Medios De Pago S.A in Argentina, MasterCard in Argentina and Miami, USA, and Promocion y Operacion S.A. de C.V. (PROSA) in Mexico. Viglianco holds an MBA in Economy and Business Administration from ESEADE University, Argentina and a Bachelor of Science in Engineering from University of Salvador, Argentina.

Philip Steurer most recently served as Chief Operating Officer and joined Evertec in 2012. Before joining the Company, Steurer worked for over 11 years at First Data Corporation, where he last served as Senior Vice President, Latín America and Caribbean. Steurer holds an MBA in Finance from Indiana University and a Bachelor of Business Administration degree in Finance from the University of Notre Dame.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Puerto Rico, the Caribbean and Latin America, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company manages a system of electronic payment networks and offers a comprehensive suite of services for core banking, cash processing and fulfillment in Puerto Rico, that process approximately three billion transactions annually. The Company also offers technology outsourcing in all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Investor Contact
Kay Sharpton
(787) 773-5442
IR@evertecinc.com